Amendment No. 2
to Pricing Supplement No. 1285 dated August 10, 2011
To underlying supplement No. 5 dated May 5, 2011,
prospectus dated September 29, 2009 and
prospectus supplement dated September 29, 2009
Registration Statement No. 333-162195 Dated October 11, 2011; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$895,000 Tracker Notes Linked to a Basket due August 14, 2014

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The Tracker Notes (the “securities”) offered hereby constitute a further issuance of, and will be consolidated with, the $11,615,000 aggregate face amount of Tracker Notes Linked to a Basket due August 14, 2014 that priced on August 10, 2011 (the “original trade date”) and were issued by us on August 15, 2011 (the “original issue date”).  The securities offered hereby will have the same CUSIP number as the previously issued securities and will trade interchangeably with the previously issued securities immediately upon settlement. Upon completion of the offering of the securities offered hereby, the aggregate face amount of the securities issued will be $12,510,000.

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We describe the securities in the original pricing supplement, underlying supplement, prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC, on August 12, 2011. You may access the original pricing supplement, and the related underlying supplement, prospectus supplement and prospectus, on the SEC website:

Original pricing supplement dated August 10, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000095010311003364/dp25774_424b2-1285.htm

Underlying supplement No. 5 dated May 5, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511129115/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Terms used but not defined herein have the meanings given to such terms in the original pricing supplement.

•	Face Amount: $1,000

•	Issue Price: 112.14% of the Face Amount

•	The Basket Level on October 11, 2011 was 112.01. The Basket Level on the original trade date was 100.

Basket Component	Ticker Symbol	Initial Reference Level	Reference Level on October 11, 2011
iShares® Barclays TIPS Bond Fund (“TIP”)	TIP UP	$116.4275	$114.33
SPDR® DB International Government Inflation-Protected Bond ETF (“WIP”)	WIP UP	$61.7525	$57.84
Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”)	DBVEMR	195.13	205.21

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A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from but excluding the original trade date to and including the second trading day prior to the Final Valuation Date is less than the Redemption Trigger Level. The Redemption Trigger Level for the securities is 40.

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You should review carefully the section of the original pricing supplement entitled “U.S. Federal Income Tax Consequences."  We believe it is reasonable to treat the securities for U.S. federal income tax purposes as described therein.

•	The securities offered hereby priced on October 11, 2011 and are expected to settle on October 14, 2011.

•	CUSIP/ISIN: 2515A1 C3 3 / US2515A1C338

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-7 of the original pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement, the original pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,121.40	$0.00	$1,121.40
Total	$1,003,653.00	$0.00	$1,003,653.00
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in the original pricing supplement.
The agent for this offering is our affiliate. For more information see “Underwriting (Conflicts of Interest)” in the original pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,003,653.00	$115.02

Deutsche Bank Securities
October 11, 2011

•	Historical Information on the Basket Components:

•	TIP

The closing price of TIP on October 11, 2011 was $114.33. The Initial Reference Level of TIP is $116.4275.

The following graph sets forth the historical performance of TIP from October 11, 2006 through October 11, 2011. We obtained the historical closing prices of TIP from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of TIP should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of TIP will result in the return of any of your initial investment.

•	WIP

The closing price of WIP on October 11, 2011 was $57.84. The Initial Reference Level of WIP is $61.7525.

The following graph sets forth the historical performance of WIP from March 13, 2008 through October 11, 2011. We obtained the historical closing prices of WIP from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of WIP should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of WIP will result in the return of any of your initial investment.

•	EMERALD

The closing level of EMERALD on October 11, 2011 was 205.21. The Initial Reference Level of EMERALD is 195.13.

EMERALD has existed only since October 12, 2009 and publication of EMERALD began on October 12, 2009. The historical performance data below from October 12, 2009 through October 11, 2011 represent the actual performance of EMERALD. The performance data prior to October 12, 2009 reflect a retrospective calculation of the levels of EMERALD using archived data and the current methodology for the calculation of EMERALD. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD was possible at any time prior to October 12, 2009. The historical levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EMERALD will result in the return of any of your initial investment.